EXHIBIT 99
NEWS:

The Sherwin-Williams Company • 101 West Prospect Avenue •
Cleveland, Ohio 44115 • (216) 566-2140
     CLEVELAND, OHIO, October 16, 2009 — The Sherwin-Williams Company (NYSE: SHW) announced that Thomas G. Kadien was elected to the Board of Directors of Sherwin-Williams effective today. Mr. Kadien, 53, is Senior Vice President of International Paper Company and President of xpedx, International Paper’s distribution business. Mr. Kadien was also appointed to the Audit Committee of the Board. Mr. Kadien’s election brings the number of members of the Board to eleven and the number of independent directors to ten.
     “We are delighted to welcome Tom to our Board of Directors,” commented Christopher M. Connor, Chairman and Chief Executive Officer of Sherwin-Williams. “Tom has demonstrated strong leadership for over 30 years at International Paper, and his broad marketing and international experience will serve the Board well. We look forward to his contributions to Sherwin-Williams and our shareholders for many years.”
     International Paper is a global paper and packaging company. Mr. Kadien joined International Paper in 1978. He held various sales, marketing and management positions with International Paper before being named Senior Vice President in May 2004 and President of xpedx in October 2005. Most recently, Mr. Kadien was Vice President — Fine Papers from 1999 to 2000, Vice President — Commercial Printing and Imaging Papers from 2000 to 2003, and President — IP Europe from 2003 to 2005. Mr. Kadien holds a bachelor’s degree in science and business administration from Bucknell University and an M.B.A. degree in marketing from Drexel University.
     Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, Dutch Boy®, Krylon®, Minwax®, Thompson’s® WaterSeal® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 3,000 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 30 countries around the world. For more information, visit www.sherwin.com.
Contacts:
Robert Wells
Senior Vice President — Corporate Communications and Public Affairs
Sherwin-Williams
Direct: 216.566.2244
rjwells@sherwin.com
Mike Conway
Director — Corporate Communications and Investor Relations
Sherwin-Williams
Direct: 216.515.4393
Pager: 216.422.3751
mike.conway@sherwin.com